--------------------------------------------------------------------------------

                                  SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ]    Confidential, For Use of Commission Only (as permitted by
       Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                       HighwayMaster Communications, Inc.
                (Name of Registrant as Specified in Its Charter)

                       HighwayMaster Communications, Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box)

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1.  Title of each class of securities to which transaction applies:_________
        ___________________
    2.  Aggregate number of securities to which transaction applies: ___________
        __________________
    3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _____________
        ___________________________________________________
    4.  Proposed maximum aggregate value of transaction: _______________________
        ____________
    5.  Total Fee Paid: ________________________________________________________

[ ] Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1.  Amount Previously Paid: ________________________________________________
    2.  Form, Schedule or Registration Statement No.: __________________________
    3.  Filing Party: __________________________________________________________
    4.  Date Filed: ____________________________________________________________

--------------------------------------------------------------------------------

                              [HIGHWAYMASTER LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 26, 1998

TO THE STOCKHOLDERS OF HIGHWAYMASTER COMMUNICATIONS, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of HighwayMaster Communications, Inc. (the "Company") will be held in the Addison Room at Hotel Inter-Continental Dallas, 15201 Dallas Parkway, Dallas, Texas 75248, on Tuesday, the 26th day of May, 1998, at 1:30 p.m., for the following purposes:

         1. To elect five directors to hold office until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified.

         2. To ratify the selection of Price Waterhouse LLP as the Company's independent accountants for the Company's fiscal year ending December 31, 1998.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         The Board of Directors has fixed the close of business on April 6, 1998 as the record date (the "Record Date") for the determination of stockholders of the Company entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. A holder of shares of the Company's Common Stock is entitled to one vote, in person or by proxy, for each share of Common Stock on all matters properly brought before the Annual Meeting.

         ALL STOCKHOLDERS OF THE COMPANY ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD ENCLOSED WITH THIS NOTICE IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                         By Order of the Board of Directors

                                         /s/ WESLEY E. SCHLENKER

                                         Wesley E. Schlenker
                                         Secretary
Dallas, Texas
April 27, 1998


              16479 Dallas Parkway, Suite 710, Dallas, Texas 75248
                          o 972-732-2500, 800-828-4696

                              [HIGHWAYMASTER LOGO]

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 26, 1998

                                     GENERAL

General Information

         This Proxy Statement is being furnished to stockholders of record of HighwayMaster Communications, Inc. (the "Company") as of April 6, 1998 in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held in the Addison Room at Hotel Inter-Continental Dallas, 15201 Dallas Parkway, Dallas, Texas 75248, on Tuesday, May 26, 1998, at 1:30 p.m., or at any adjournments thereof, for the purposes stated in the accompanying Notice of Annual Meeting. The approximate date of the mailing of this Proxy Statement and enclosed form of proxy to stockholders is Monday, April 27, 1998.

RECORD DATE AND VOTING

         The Board of Directors of the Company has fixed the close of business on April 6, 1998, as the record date (the "Record Date") for the Annual Meeting. Only holders of record of the outstanding shares of Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the close of business on the Record Date, the Company had outstanding 24,898,986 shares of Common Stock, par value $0.01 per share ("Common Stock"). Each share of Common Stock is entitled to one vote, in person or by proxy, on all matters properly presented at the Annual Meeting. The Common Stock is the only class of stock entitled to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting or any adjournments thereof is necessary to constitute a quorum to transact business. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting.

         All votes will be tabulated by the inspector of election appointed for the meeting. ChaseMellon Shareholder Services, LLC has been selected as the inspector of election for this meeting and it will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Shares represented by duly executed proxies in the accompanying form will be tabulated as votes in accordance with the instructions indicated on such proxies, and, if no such instructions are indicated thereon, will be voted in favor of the nominees for election as directors named below and for the other proposals referred to below.

         In accordance with the Company's Bylaws, the directors will be elected by a plurality of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting. In accordance with the Company's Bylaws, the ratification of the selection of the Company's independent accountants requires the affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting. For purposes of the election of directors, neither abstentions nor broker non-votes will have any effect on the outcome of the vote. For purposes of the ratification of the selection of the Company's independent accountants, abstentions will have the same effect as votes against the proposal and broker non-votes will not have any effect on the outcome of the vote.




              16479 Dallas Parkway, Suite 710, Dallas, Texas 75248
                          o 972-732-2500, 800-828-4696

PROXY SOLICITATION, REVOCATION AND EXPENSES

         All proxies that are properly completed, signed and returned prior to the Annual Meeting will be voted. A stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting (i) by filing with the Secretary of the Company at the Company's address shown on the accompanying Notice of Annual Meeting an instrument revoking the proxy, (ii) by delivering a duly executed proxy bearing a later date or (iii) by appearing at the Annual Meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

         The cost of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy form and the cost of soliciting proxies related to the Annual Meeting will be borne by the Company. The Company will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of Common Stock, in accordance with applicable Securities and Exchange Commission requirements.


STOCKHOLDER PROPOSALS

         Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company at its principal executive offices not later than December 27, 1998.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         The following table lists the name of each person nominated for election as a director and the year in which each nominee first served as a director of the Company.

                                            SERVED AS
                                             DIRECTOR
NOMINEE                                       SINCE
-------                                       -----
William C. Kennedy, Jr.                        1992
William C. Saunders                            1992
Stephen L. Greaves                             1994
Terry S. Parker                                1995
Gerry C. Quinn                                 1992

         Biographical information regarding each nominee and certain other information relating to the Board of Directors is set forth under the caption "Directors and Executive Officers." See "Certain Relationships and Related Transactions -- Amended Stockholders' Agreement -- Election of Directors" for a discussion of an agreement that governs the composition of the Board of Directors.

         Shares represented by duly executed proxies will be voted, unless otherwise specified, in favor of the five nominees for the Board of Directors named above. The proxies cannot be voted for more than five nominees. The nominees have indicated that they are able and willing to serve as directors. If any such persons should be unable to serve, the persons named in the enclosed proxy will vote the shares covered thereby for such substitute nominee (or nominees) as the Board of Directors may select. Stockholders may withhold authority to vote for any nominee by entering the name of such nominee in the space provided for such purpose on the proxy card.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NOMINEE NAMED ABOVE.

                                   PROPOSAL 2

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has selected Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1998 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. Price Waterhouse LLP has audited the Company's financial statements since its inception in 1992. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. In addition, they will be available to respond to appropriate questions.

         Stockholder ratification of the selection of Price Waterhouse LLP as the Company's independent accountants is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Price Waterhouse LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.


                        DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information regarding the directors and executive officers of the Company.


NAME                                          AGE          POSITION
----                                          ---          --------
William C. Kennedy, Jr.                        58          Chairman of the Board
William C. Saunders                            51          President, Chief Executive Officer and Director
Stephen L. Greaves                             39          Director
Terry S. Parker                                53          Director
Gerry C. Quinn                                 49          Director
Gordon D. Quick                                50          Executive Vice President and Chief Operating Officer
J. Philip McCormick                            56          Executive Vice President and Chief Financial Officer
G. Tracy Griffin                               53          Treasurer and Senior Vice President of HighwayMaster
                                                           Corporation
Robert W. LaMere                               45          Senior Vice President, Transportation Systems
William H. McCausland                          37          Senior Vice President and General Manager, AutoLink
Brad E. Popoff                                 43          Senior Vice President, Customer Service Operations
Thomas D. Russell                              38          Senior Vice President, Strategic Business Development
Wesley E. Schlenker                            35          General Counsel and Secretary
Stephen P. Tacke                               51          Vice President and Controller
Kenneth R. Westerlage                          37          Senior Vice President, Engineering & Technology
                                                           Development
Jeffrey G. Wisocki                             42          Senior Vice President, Customer Development

         Set forth below are descriptions of the backgrounds and principal occupations of each of the Company's executive officers and directors.

         WILLIAM C. KENNEDY, JR., age 58, has served as Chairman of the Board of Directors of the Company since its inception in 1992, and as Chief Executive Officer of the Company from its inception until December 1994. Mr. Kennedy founded Instacom, Inc., serving as its Chairman and President from 1970 until its merger with Comdata Network, Inc. in 1983. Instacom and Comdata provide computerized money transfer services for trucking companies and their drivers. Mr. Kennedy served as the Chairman of Comdata Network, Inc. from 1983 to 1985. He also served as the Chairman, President and Chief Executive Officer of By-Word from 1988 to 1994, a company which was engaged in the engineering and development of voice recognition and communication products until it became a partner in the predecessor partnership to the Company in 1992. By-Word was dissolved in 1994. From 1993 until its merger with Nextel Communications, Inc. in 1997, Mr. Kennedy served as a Director of Pittencrieff Communications, Inc., a specialized mobile radio provider.


         WILLIAM C. SAUNDERS, age 51, has served as President and a Director of the Company since its inception in 1992, and as Chief Executive Officer since December 1994. Mr. Saunders served for more than 20 years as President and Chairman of the Board of Saunders, Lubinski & White, Inc., an advertising and marketing firm, where his background included significant experience in advertising and marketing targeted at the trucking industry. Mr. Saunders provided advertising and marketing services to Instacom and Comdata in the 1970s and 1980s. From 1991 to 1994, Mr. Saunders served as a Director of By-Word. During 1997 prior to its merger with Madison Dearborn Partners, Mr. Saunders served as a Director of Tuesday Morning, Inc., North America's largest operator of deep-discount closeout gift stores.


         STEPHEN L. GREAVES, age 39, has served as a Director of the Company since June 1994. He has served as President of Erin Mills International Investment Corporation, a private venture capital fund and a stockholder of the Company, since February 1997 and General Manager from April 1993 to February 1997. From January 1992 until March 1993, Mr. Greaves worked as a private marketing consultant. From January 1989 to December 1991, Mr. Greaves served as Marketing Planner for Esso Standard Petroleum Oil. Mr. Greaves also serves as a director of Erin Mills International Investment Corporation, MotorVac Technologies, Inc. ("MotorVac"), a producer of a system which cleans fuel injection engines, NewMed Corporation and several other privately held companies.


         TERRY S. PARKER, age 53, has served as a Director of the Company since April 1995. Mr. Parker served as President and Chief Operating Officer of CellStar Corporation, a cellular distributor, from March 1995 to July 1996. From October 1993 until March 1995, Mr. Parker served as President of GTE Personal Communications Services and as Senior Vice President of GTE Mobile Comm, a cellular service provider. From January 1989 until October 1993, Mr. Parker served as President of GTE-TP&S, a telecommunications company. Mr. Parker also serves as a Director of Illinois Superconductor, Inc.


         GERRY C. QUINN, age 49, has served as a Director of the Company (including its former affiliates, Eighteen Wheeler Corporation and The F.B.R. Eighteen Corporation) since its inception in 1992, and served as President of The Eighteen Wheeler Corporation and The F.B.R. Eighteen Corporation from April 1992 until February 1994. Mr. Quinn has served as President of The Erin Mills Investment Corporation, a private venture capital fund and stockholder of the Company, since July 1989, and as Executive Vice President of The Erin Mills Development Corporation, a real estate development company and a stockholder of the Company, since September 1989. Prior to joining Erin Mills, Mr. Quinn served as a senior officer in Magna International Inc. and Barrincorp, both publicly traded companies, and he served as a partner in the public accounting practice of Ernst & Young. Currently Mr. Quinn is also a Director of Synsorb Biotech Inc., a biotechnology research and development company, and of MotorVac.


         GORDON D. QUICK, age 50, has served as Executive Vice President and Chief Operating Officer of the Company since January 1995. Prior to joining the Company, Mr. Quick served for more than 20 years in various positions with GTE Corporation ("GTE"), where, among other things, he held a variety of marketing, planning and general management positions with the Telephone Operations Group and the Information Services Group. In 1990, he was named Vice President of Marketing and Business Development, and in January 1992 he was named Vice President and General Manager of GTE-Telecommunications Services, Inc. ("GTE-TSI"), a principal business unit of GTE. Mr. Quick was involved in developing the initial services provided to the Company under contract with GTE-TSI.


         J. PHILIP MCCORMICK, age 56, joined the Company in August 1997 as Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. McCormick was a senior officer with units of ENSERCH Corporation from 1991 to 1997, most recently senior vice president and chief financial officer of Enserch Exploration, Inc. from 1995 to 1997. Prior to joining ENSERCH Corporation he practiced public accounting for 26 years and was a partner of KPMG Peat Marwick and KMG Main Hurdman, serving in management positions and on the Boards of each firm.


         G. TRACY GRIFFIN, age 53, has served as Treasurer of the Company since June 1992 and was named Senior Vice President of HMC, the Company's operating subsidiary, in January 1995. From 1982 until June 1992, Mr. Griffin served as Controller and Vice President of Saunders, Lubinski & White, an advertising and marketing company with expertise in the trucking industry and a former affiliate of the Company. Mr. Griffin is the first cousin of Mr. Saunders.


         ROBERT W. LAMERE, age 45, joined the Company in March 1997 as Senior Vice President of Transportation Systems. Prior to joining the Company, Mr. LaMere served for 14 years in various information systems positions at Burlington Motor Carriers ("Burlington"), a trucking company. Mr. LaMere served since 1990 as its Vice President of Information Systems and since 1993 as its General Manager of Spirit Systems, the predecessor to the Company's Platinum Service, which was the systems division of Burlington responsible for all of its data and telecommunications needs as well as providing support and services to other transportation companies.


         WILLIAM H. MCCAUSLAND, age 37, has served as Senior Vice President and General Manager, AutoLink since March 1998. From September 1996 to March 1998, Mr. McCausland served the Company as Senior Vice President, Network Operations and from January 1996 to September 1996 as Vice President, Business Alliances. From May 1993 to January 1996, Mr. McCausland was employed by GTE-TSI initially as Director of Industry Relations and was an Assistant Vice President and General Manager when he left to join the Company. Prior to his employment at GTE-TSI, Mr. McCausland worked for CommNet Cellular, Inc. (formerly known as Cellular, Inc.) from May 1987 to May 1993, where he was employed in a variety of positions with his most recent being that of Vice President of Customer Support Services. From May 1984 to May 1987, Mr. McCausland worked in a variety of management positions for a cellular reseller acquired by Southwestern Bell Mobile Systems.


         BRAD E. POPOFF, age 43, has served as Senior Vice President, Customer Service Operations since September 1996. Mr. Popoff served the Company as Senior Vice President, Marketing from November 1993 to September 1996, as Vice President, Operations and Engineering from December 1992 until November 1993, as Vice President, Operations, from September 1992 until December 1992, and as Director of Marketing from April 1992 until September 1992. From 1986 until April 1992, Mr. Popoff was employed as Vice President of Sales and Marketing of Burlington, where he was responsible for the 22 western states in the United States and Mexico. Mr. Popoff held various operations, sales and sales management positions with Schneider National, Inc. ("Schneider"), a trucking company, from 1980 until 1986, and served as Manager of Operations of Mead Paper Corporation's private fleet, where he was employed from 1974 until 1980.

         THOMAS D. RUSSELL, age 38, has served as Senior Vice President, Strategic Business Development since September 1996. Mr. Russell served the Company as Senior Vice President, Engineering and Information Technology from November 1993 to September 1996. Mr. Russell has over 13 years of experience in engineering and information technology. From June 1990 to November 1993, Mr. Russell served as Director in the areas of Asia Logistics and Systems Planning and Development for Sea Land Service, Inc., a global steamship and container service company. From September 1985 through June 1990, Mr. Russell served in various capacities, including Director, Marketing and Telecommunications, Manager of Management Services and as Quantitative Business Analyst for Burlington. Prior to his employment at Burlington, Mr. Russell also served as Management Analyst at the University of Missouri and Application Engineer at National Supply Company.


         WESLEY E. SCHLENKER, age 35, has served as General Counsel of the Company since June 1994 and as Secretary of the Company since April 1995. Mr. Schlenker was an associate attorney in the Dallas, Texas and Brussels, Belgium offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P. between March 1991 and June 1994. Prior to his formal legal training, Mr. Schlenker was employed by Electronic Data Systems Corporation as a Systems Engineer, primarily developing systems for Saturn Corporation.


         STEPHEN P. TACKE, age 51, has served as Vice President and Controller of the Company since August 1995. From August 1996 to August 1997, Mr. Tacke also served as acting Chief Financial Officer of the Company. From July 1991 through August 1995, Mr. Tacke performed financial consulting services and managed his personal investments. Prior to July 1991, Mr. Tacke practiced public accounting for 22 years with Price Waterhouse, last serving as an audit partner.


         KENNETH R. WESTERLAGE, age 37, has served as Senior Vice President, Engineering & Technology Development of the Company since September 1996. Mr. Westerlage served the Company as Vice President of Software Development from November 1995 to September 1996 and as Director of Software Development from September 1991 to November 1995. Prior to Mr. Westerlage's employment at the Company, he was employed for over eight years in the aerospace industry at General Dynamics working in a variety of systems design and development capacities.


         JEFFREY G. WISOCKI, age 42, has served as Senior Vice President, Customer Development since September 1996. Mr. Wisocki served the Company as Senior Vice President, Operations/Customer Service from November 1993 to September 1996. Mr. Wisocki has 16 years experience in various positions in the trucking industry. Mr. Wisocki was employed by Burlington or its affiliates from April 1987 to November 1993, serving in several capacities, including Vice President of Customer Service and Senior Vice President, Operations of Burlington. Mr. Wisocki held various management positions with Schneider from 1982 to 1987.

         Except as described above, there are no family relationships among the directors and executive officers of the Company.


ORGANIZATION OF THE BOARD OF DIRECTORS AND MEETINGS

         General. The entire Board of Directors is currently comprised of five directors, four of whom are employees of the Company or representatives of certain of the principal beneficial owners of Common Stock of the Company, and one who is a consultant. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions -- Amended Stockholders' Agreement -- Election of Directors." All directors serve until the next annual meeting of the stockholders or until their respective successors are duly elected and qualified.

         During the fiscal year ended December 31, 1997, the Board of Directors held eight meetings. The standing committees of the Board currently consists of a Compensation Committee, an Audit Committee and a Nominating Committee. The Executive Committee was formally eliminated on February 11, 1998 since the Board, consisting of only five members, is able to deliberate effectively without reliance on an Executive Committee.

         The Compensation Committee has been delegated the task of the administration of, and the determination of strategy and policy matters related to, the Amended and Restated 1994 Stock Option Plan (the "Stock Option Plan") and is composed of William C. Saunders, Gerry C. Quinn, Terry S. Parker and Stephen L. Greaves. The Compensation Committee met two times during the 1997 fiscal year.

         A subcommittee of the Compensation Committee, composed of Stephen Greaves and Gerry Quinn, was formed to make awards under the Stock Option Plan and to review the future compensation of Terry S. Parker, William C. Kennedy, Jr. and William C. Saunders. Neither of the subcommittee members is an officer or employee of the Company or holds options granted under the Company's Stock Option Plan. The Compensation Subcommittee met three times during the 1997 fiscal year.

         The Audit Committee meets with management and the Company's independent accountants to determine the adequacy of internal controls and other financial reporting matters. The Audit Committee, composed of William C. Kennedy, Jr., Terry S. Parker and Gerry C. Quinn, met two times during the 1997 fiscal year.

         The Executive Committee, comprised of Gerry C. Quinn and Terry S. Parker, conducted no meetings in 1997 and was formally eliminated in February 1998 as noted above.

         The Nominating Committee was formed pursuant to the Stockholders' Agreement which required the Board to select a three-member Nominating Committee composed of one "Erin Mills" director, one "By-Word" director and one "Carlyle" director for the purpose of nominating additional outside directors for election by the Board and for the purpose of determining whether the number of outside directors should be expanded to three. The Nominating Committee composed of Gerry Quinn as the Erin Mills member, Willliam Saunders as the By-Word member and Terry Parker to replace the Carlyle member until such time, if any, Carlyle selects a board member who is appointed to the Nominating Committee. The Nominating Committee held no meetings during the 1997 fiscal year.

         During the fiscal year ended December 31, 1997, each Board member attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he served.

         Indemnification. The Company's Certificate of Incorporation and Bylaws require the Company to indemnify each person who is or was a director, officer, employee or agent of the Company, or is or was serving at the Company's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts incurred in such capacity if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to criminal proceedings, not unlawful. The Company will also advance to such persons payments incurred in defending a proceeding to which indemnification might apply provided the recipient provides an undertaking agreeing to repay all such advanced amounts if it is ultimately determined that such person is not entitled to be indemnified. In addition, the Bylaws specifically provide that the indemnification rights granted thereunder are nonexclusive. In accordance with the Bylaws and the Amended Stockholders' Agreement (as defined below), the Company has purchased insurance on behalf of its directors and officers in amounts it believes to be reasonable.


COMPENSATION OF DIRECTORS

         Pursuant to the Bylaws of the Company, the Board of Directors has the authority to fix the compensation of directors. The Bylaws and the Amended Stockholders' Agreement provide that directors may be reimbursed for their reasonable expenses, if any, for their services to the Company, including attendance at each Board meeting, and may be paid either a fixed sum for attendance at each Board meeting or a stated salary as director. The Company currently reimburses its Board members for travel expenses. The Company has granted Terry Parker an option to purchase 3,798 shares of Common Stock at an exercise price of $7.58 per share. This option was not granted pursuant to the Company's Stock Option Plan.

         In addition to his services as a director, Mr. Parker performs consulting services for the Company in connection with the AutoLink venture and related cellular communications matters. Pursuant to this consulting arrangement, Mr. Parker received $250,000.00 in fees during 1997. Mr. Parker will receive approximately $20,833 per month in fees during 1998 for continuing consulting services he is providing to the Company.


COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

         General. The following table sets forth, for each of the last three fiscal years, compensation awarded, paid to or earned by the Company's Chief Executive Officer and its other four most highly compensated executive officers (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                          Long Term
                                                                                        Compensation
                                                                                        ------------
                                                     Annual Compensation(2)                Awards
                                                -------------------------------         ------------
                                                                                         Securities
                                                                                         Underlying
           Name and                                                                       Options/             All Other
     Principal Position(1)        Year             Salary               Bonus           SARs (shares)         Compensation
     ---------------------        ----             ------               -----           -------------         ------------
William C. Kennedy, Jr.(3)        1997          $439,230.00               $0                  0                    $0
Chairman of the Board             1996          $399,300.00               $0                  0                    $0
                                  1995          $363,000.00               $0                  0                    $0

William C. Saunders(3)            1997          $439,230.00               $0                  0                    $0
President and Chief               1996          $399,300.00               $0                  0                    $0
   Executive Officer              1995          $363,000.00               $0                  0                    $0

Gordon D. Quick(3)                1997          $331,489.74               $0                  0              $ 34,088.54(4)
Executive Vice President          1996          $301,354.25               $0               40,000                  $0
  and Chief Operating             1995          $263,541.82           $ 6,400.00              0              $116,214.95(5)
  Officer

William H. McCausland(3)          1997          $127,083.48           $35,000.00              0                    $0
Senior Vice President and         1996          $104,602.72           $15,000.00           30,000            $ 65,000.00(6)
   General Manager,               1995               -                    -                   -                    -
   AutoLink

Jeffrey G. Wisocki                1997          $158,260.16(7)            $0                  0                    $0
Senior Vice President,            1996          $119,166.78               $0               10,000                  $0
  Customer Development            1995          $107,500.08               $0                  0                    $0

Peter A. Talbert(8)               1997          $210,700.00(9)            $0                  0              $  7,715.82(11)
Former Senior Vice                1996          $171,618.18(10)       $ 9,841.56           25,000                  $0
  President, Sales &              1995               -                    -                   -                    -
  Marketing

----------------------

(1) Certain Named Executive Officers included in this table are employees of the Company's operating subsidiary, HighwayMaster Corporation.

(2) The Named Executive Officers did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits which are not shown because the aggregate amount of such compensation, if any, for each of the Named Executive Officers during the fiscal year did not exceed the lesser of $50,000 or 10% of his total reported salary and bonus.

(3) For information regarding the annual base salaries and bonuses received by certain Named Executive Officers pursuant to employment contracts with the Company, see "-- Employment Contracts with Executive Officers."

(4) Represents relocation expenses, including $9,295.63 paid to Mr. Quick related to taxes on moving expenses paid on his behalf by the Company.

(5) Represents relocation expenses, including $43,684.00 paid to Mr. Quick related to taxes on moving expenses paid on his behalf by the Company.

(6) Represents relocation expenses paid to Mr. McCausland pursuant to his employment agreement with the Company and which number includes monies related to taxes on moving expenses paid on his behalf by the Company.

(7)      Includes $33,260.00 in sales commissions paid to Mr. Wisocki.

(8) Mr. Talbert served as Senior Vice President of Marketing and Sales from February 1997 until his death in July 1997. Had Mr. Talbert's service as an executive officer continued throughout 1997, he would have been included in this table as one of the five most highly compensated executive officers and therefore is included in this proxy statement for historical purposes as requested by Item 402(a)(3)(iii) of Regulation S-K under the Securities and Exchange Act of 1934.

(9)      Includes $135,900.00 in sales commissions paid to Mr. Talbert.

10)      Includes $56,609.59 in sales commissions paid to Mr. Talbert.

11) Represents relocation expenses, including $1,155.06 paid to Mr. Talbert related to taxes on moving expenses paid on his behalf by the Company.

         Stock Options. The Company grants options to certain of its executive officers under the Stock Option Plan. As of December 31, 1997, options to purchase a total of 2,157,309 shares had been granted and were outstanding under the Stock Option Plan and options to purchase 121,850 shares remained available for grant thereunder.


         No options were granted to the Named Executive Officers during the year ended December 31, 1997.


         The following table sets forth the number of options exercised by the Named Executive Officers during the year ended December 31, 1997 and the number of options and the value of unexercised and exercised options held by them as of December 31, 1997.

             AGGREGATED OPTION EXERCISES AND YEAR END OPTION VALUES

                                                                           Number of
                                                                     Securities Underlying               Value of Unexercised
                                      Option Exercises                Unexercised Options                In-the-Money Options
                                        During 1997                   at December 31, 1997              at December 31, 1997(1)
                                --------------------------       ------------------------------     -------------------------------
                                 Number of
                                   Shares
                                Acquired on         Value
            Name                  Exercise        Realized       Exercisable      Unexercisable     Exercisable       Unexercisable
            ----                -----------       --------       -----------      -------------     -----------       -------------
William C. Kennedy, Jr.              -                -            593,478              0           $0                 $0

William C. Saunders                  -                -            593,478              0           $0                 $0

Gordon D. Quick                      -                -            129,044           52,261         $0                 $0

William H. McCausland                -                -             12,000           18,000         $0                 $0

Jeffrey G. Wisocki                   -                -           39,579.20         17,394.80       $0                 $0

Peter A. Talbert(2)                10,000        $11,025.00           0                 0           -                  -

-----------

(1) Represents the closing price per share of the Common Stock on the last day of the fiscal year less the option exercise price multiplied by the number of shares. The closing value per share was $5 11/16 on the last trading day of the fiscal year as reported on the Nasdaq National Market. No options of Named Executive Officers were In-the-Money at December 31, 1997.

(2) Mr. Talbert's estate exercised certain vested stock options formerly belonging to Mr. Talbert in a transaction within the applicable triggering time period after his death.

         Savings Plan. The Company has established a 401(k) Retirement Investment Profit-Sharing Plan (the "Savings Plan") covering all of its employees when they become eligible to participate. Pursuant to the Savings Plan, employees may elect to contribute up to 20% of their pre-tax earnings. The maximum amount of contributions and forfeitures which may be added to the account of a particular employee each year is $10,000. The Company is not required to make any contributions to the Savings Plan and, did not make any such contributions during the year ended December 31, 1997.


EMPLOYMENT CONTRACTS WITH EXECUTIVE OFFICERS

         Each of William C. Kennedy, Jr. and William C. Saunders has entered into an employment contract with HMC effective February 4, 1994 and continuing through the fifth anniversary of the consummation of the Initial Public Offering, unless terminated earlier in the event of death, permanent disability, for "cause" or, under certain conditions, voluntarily. The terms of Messrs. Kennedy's and Saunders' contracts provide for an annual base salary of $330,000 for each officer, with annual increases each year during the term of such contracts, commencing with the first month of the second year of such term, in an amount equal to 10% of the salary paid to each officer during the immediately preceding employment year. Each officer shall also receive annual bonuses during the term of his contract of .75 of one percent of an amount which is equal to the first $1,000,000 of the pretax consolidated taxable income of HighwayMaster Corporation, if any, for the preceding taxable year ended December 31 (the "Income Base") and one percent of pre-tax consolidated taxable income above such Income Base. In addition, Messrs. Kennedy and Saunders may receive additional discretionary bonuses during the terms of their contracts, at the sole discretion of the board of directors of HighwayMaster Corporation. The employment contracts provide for a severance payment equal to the remaining amount of salary payable under the contract in the event of termination other than for "cause". The employment contracts also provide that each of Messrs. Kennedy and Saunders is subject to a covenant not to compete during the period that compensation is paid under his employment agreement and for 24 months thereafter.

         Gordon D. Quick entered into an employment contract with HM Corporation effective November 23, 1994 and continuing through the fifth anniversary of the consummation of the Initial Public Offering, unless terminated earlier in the event of death, permanent disability, for "cause" or, under certain conditions, voluntarily. Pursuant to the employment contract, Mr. Quick receives an annual base salary of $275,000, with annual increases, annual bonuses and discretionary bonuses set on the same terms as those of Messrs. Kennedy and Saunders. The employment contract also provides for a signing bonus in the amount of $6,400 and payment of reasonable expenses estimated to be in the amount of $100,000 in connection with Mr. Quick's relocation at the time he joined the Company. In the event of a termination by the Company with notice or by Mr. Quick due to the Company's breach, Mr. Quick will be entitled to the remaining amount of salary and the minimum bonus that would be payable under the employment contract absent the termination. In the event of a termination by Mr. Quick with notice (other than as set forth in the preceding sentence), Mr. Quick will be entitled to the salary payable for the remaining term of the contract or 90 days, whichever is less. Other than in the case of a termination by Mr. Quick due to a breach by the Company, or a termination by the Company with notice, the contract provides that Mr. Quick is subject to a covenant not to compete for a period of 12 months after the termination of his employment.

         William C. McCausland entered into an employment agreement with HMC effective January 29, 1996 and continuing through January 29, 1999, unless earlier terminated in which case Mr. McCausland would receive severance of one year's base salary. Additionally, Mr. McCausland received $65,000 in connection with his relocation and 30,000 stock options in the Company. Mr. McCausland is eligible for a discretionary $15,000 bonus every six months during the term of the agreement.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         William C. Saunders, the President and Chief Executive Officer and member of the Board of Directors, Gordon D. Quick, the Executive Vice President and Chief Operating Officer, and J. Philip McCormick, the Executive Vice President and Chief Financial Officer, annually review and adjust the salary structures of executive officers who are not subject to employment agreements and such decisions are subject to review by the Board of Directors. William C. Kennedy, Jr., the Chairman of the Board of Directors and former Chief Executive Officer of the Company, participated in such Board deliberations concerning executive compensation.


              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

AMENDED STOCKHOLDERS' AGREEMENT

         General. As of February 4, 1994, the Company, the Erin Mills Stockholders, the Carlyle Stockholders, the ByWord Stockholders, and certain other parties entered into a Stockholders' Agreement. In connection with the transactions with SBC Communications, Inc. ("SBC") consummated on September 27, 1996, such agreement was amended and restated in order, among other things to add SBC as a party thereto. The Amended Stockholders' Agreement contains provisions relating to, among other things, (i) the transfer of shares of Common Stock by certain of the stockholders who are parties thereto, (ii) the grant of registration rights by the Company to the stockholders who are parties thereto and (iii) the election of members of the Company's Board of Directors. As used herein, (a) the term "Erin Mills Stockholders" means Erin Mills International Investment Corporation, The Erin Mills Development Corporation and The Erin Mills Investment Corporation, (b) the term "Carlyle Stockholders" means the Clipper Stockholders (as defined below), Carlyle-HighwayMaster Investors, L.P., Carlyle-HighwayMaster Investors II, L.P., TC Group, L.L.C., Mark D. Ein, Chase Manhattan Investment Holdings, Inc., H.M. Rana Investments Limited and Archery Partners, (c) the term "Clipper Stockholders" means Clipper Capital Associates, L.P., Clipper/Merban, L.P. and Clipper/Merchant Partners, L.P. and (d) the term "By-Word Stockholders" means William C. Kennedy, Jr., Donald M. Kennedy, William
C. Saunders, Robert S. Folsom and Robert T. Hayes.

         Election of Directors. The Amended Stockholders' Agreement provides that the parties will take all action (including the voting of shares of Common Stock owned by them) necessary to ensure that the Board of Directors of the Company consists of (i) two directors designated by the Erin Mills Stockholders,
(ii) one director designated by the Carlyle Stockholders (other than the Clipper Stockholders), (iii) two directors designated by the By-Word Stockholders (one of which will be the chief executive officer of the Company) and (iv) two independent directors (except that the addition of a second independent director to the Board of Directors is not required to occur until the date of the next annual meeting of the stockholders of the Company after September 27, 1996). The Carlyle Stockholders have declined to exercise their right to designate a director. Terry S. Parker serves as an independent director. The Company has not yet identified a second independent director but intends to do so as promptly as practicable. The Erin Mills Stockholders have designated Gerry C. Quinn and Stephen Greaves and the By-Word Stockholders have designated William C. Kennedy, Jr. and William C. Saunders to serve as directors. Prior to the receipt of Regulatory Relief, SBC will not be entitled to designate a director, but will have the right to designate a non-voting delegate who will attend all meetings of the Board of Directors and receive all materials distributed to directors of the Company. Upon the conversion of Series D Preferred Stock into Class B Common Stock (which will occur upon receipt of Regulatory Relief), SBC will be entitled to designate one member of the Board of Directors of the Company. In addition, if at any time after the conversion of Series D Preferred Stock into Class B Common Stock SBC and its affiliates beneficially own 20% or more of the outstanding Common Stock (including shares issuable upon conversion of Series D Preferred Stock or Class B Common Stock or other convertible securities or upon the exercise of outstanding options, warrants or rights, but excluding shares issuable upon the exercise of the SBC Warrants or any Excluded Options) on a fully diluted basis, SBC will be entitled to designate a second member of the Board of Directors. No stockholder or group of stockholders will be entitled to designate any director if the percentage of the outstanding Common Stock (including shares issuable upon conversion of outstanding securities or upon the exercise of outstanding options, warrants or rights, but excluding shares issuable upon the exercise of the SBC Warrants or any Excluded Options) beneficially owned by such stockholder or group of stockholders falls below 5% (or with respect to the Erin Mills Stockholders and By-Word Stockholders, 20% for the right to designate two directors and 5% for the right to designate one director) on a fully diluted basis.


         Right of First Refusal. Under the terms of the Amended Stockholders' Agreement, the Carlyle Stockholders (other than the Clipper Stockholders), the Erin Mills Stockholders, William C. Kennedy, Jr. and William C. Saunders (the "First Refusal Stockholders") granted a right of first refusal to SBC with respect to all shares of Common Stock owned by them. Subject to certain exceptions, such right of first refusal requires that, prior to selling any shares of Common Stock, a First Refusal Stockholder must offer such shares for sale to SBC in accordance with the terms of the Amended Stockholders' Agreement.


         Registration Rights. The Amended Stockholders' Agreement also provides for the grant of certain demand, piggyback or other registration rights to the stockholders who are parties thereto. In particular, such agreement provides that, with respect to an aggregate of 1,818,018 shares of Common Stock issued to the Erin Mills Stockholders and certain of the Carlyle Stockholders in connection with the Recapitalization Transactions, the Company will register one-half of such shares under the Securities Act, for sale on or after March 31, 1997 and will register the remainder of such shares under the Securities Act for sale on or after September 27, 1997. The Erin Mills Stockholders and the Carlyle Stockholders waived the right to cause the Company to register one-half of such shares for sale on or after March 31, 1997, although they have reserved the right to revoke such waiver at any time. Registration of such shares is not currently scheduled.

         In addition, under the Amended Stockholders' Agreement, a majority of certain stockholders have the right to demand that the shares of Common Stock held by them be registered under the Securities Act on up to two separate occasions. However, if the Board of Directors of the Company reasonably determines that, due to a pending or contemplated acquisition or disposition, such a demand registration would have a material adverse effect on the Company, the Company may defer such registration for a period not to exceed 180 days. Furthermore, if the managing underwriter or underwriters or the holders of a majority of the registerable securities held by the stockholders demanding the registration determine that the number of shares of Common Stock proposed to be sold pursuant to the demand registration provisions exceeds the amount that can be sold without having a material adverse effect on the proposed offering, the Company may exclude certain shares from the offering.

         The Amended Stockholders' Agreement also grants piggyback registration rights to certain stockholders. Accordingly, whenever the Company proposes to register any shares of Common Stock (or securities convertible into or exchangeable for, or options, warrants or other rights to acquire, Common Stock) under the Securities Act (other than registrations on Form S-4 or Form S-8), the holder of shares of Common Stock have the right to include the shares of Common Stock held by them in any such registration, including the shelf registration statement to be filed pursuant to the Warrant Registration Rights Agreement. However, if the inclusion of shares of Common Stock pursuant to the piggyback registration provisions is reasonably determined by the managing underwriter or underwriters to materially adversely affect the success of the proposed offering, the Company may exclude certain shares from the offering.


SBC TRANSACTIONS

         Sale of Series D Preferred Stock. On September 27, 1996, the Company and SBC entered into a purchase agreement (the "SBC Purchase Agreement"), pursuant to which the Company sold 1,000 shares of a new series of its preferred stock, par value $.01 per share, designated as Series D Participating Convertible Preferred Stock ("Series D Preferred Stock") to SBC in consideration of a cash payment in the amount of $20.0 million.


         Authorization of Class B Common Stock. As required under the terms of the SBC Purchase Agreement, the Company amended its Certificate of Incorporation in January 1997 to authorize the creation of Class B Common Stock, which is a new class of common stock into which shares of Series D Preferred Stock are convertible.


         Issuance of SBC Warrants. On September 27, 1996, the Company issued certain warrants (the "SBC Warrants") to SBC. The SBC Warrants entitle SBC to purchase from the Company (i) 3,000,000 shares of Common Stock at an exercise price of $14.00 per share and (ii) 2,000,000 shares of Common Stock at an exercise price of $18.00 per share, in each case subject to adjustment to prevent dilution.


         Other Agreements. On September 27, 1996, HMC entered into a Technical Services Agreement with SBC pursuant to which SBC or one or more of its affiliates will provide HMC with certain technical and advisory services in connection with, among other things, the operation and improvement of its communications transmission system.

         In addition, under the terms of the SBC Purchase Agreement, promptly after Regulatory Relief is obtained, the Company will cause HMC to enter into a Voice and Data Services Agreement (the "Voice and Data Services Agreement") with an affiliate of SBC. The Voice and Data Services Agreement, if entered into by the parties, will provide that HMC will purchase long distance and other voice and data services from such affiliate of SBC.


OTHER AGREEMENTS

         The Company has entered into a lease involving 65,613 square feet of office space in Dallas, Texas, at an average price of $14.88 per square foot per year, which the Company uses for its headquarters. The lessor of such property is Folsom Investments, Inc., a Texas corporation which is wholly-owned by Robert
S. Folsom, a stockholder of the Company.

         The Company has assumed the rights and obligations of a certain Agency Agreement, dated as of February 1, 1993 (the "Agency Agreement"), by and between a predecessor partnership to the Company and Saunders, Lubinski

& White, Inc., now known as Saunders Ream (the "Agency"). The Agency Agreement provides that in consideration for its advertising services, the Agency will receive a 5% profit on all services provided to the Company, subject to future negotiation, in addition to media, production and other reasonable expenses. The Agency Agreement may be terminated, with or without cause, at any time by either party, with 90 days notice. William C. Saunders, President and Chief Executive Officer and a director of the Company, was a principal stockholder and officer of the Agency until January 1997. Mr. Saunders will continue to receive deferred payments based upon a portion of the gross income of the Agency with respect to new clients over the next five years. During 1993, 1994, 1995, 1996 and 1997, the Company paid $0.8 million, $1.2 million, $1.4 million, $0.4 million and $.06 million respectively, under the Agency Agreement.

         In 1997, an affiliate of SBC provided a limited guarantee of certain contractual obligations of the Company in order to ensure that the Company would receive payment of certain funds owing to it as of an earlier date than such funds would otherwise become available. The affiliate received no payment of any kind for providing the guarantee. This guarantee terminated upon the consummation of a units offering consisting of $125 million in Senior Notes and Warrants undertaken by the Company in September 1997.

         In early August 1997, the Company entered into an agreement with the Erin Mills Stockholders pursuant to which the Erin Mills Stockholders agreed to fund the Company's short-term working capital requirements up to a maximum of $5.0 million. This agreement terminated upon the consummation of the units offering mentioned in the previous paragraph, and no amounts were actually funded to the Company.


FUTURE TRANSACTIONS

         From time to time, the Company may enter into other transactions and agreements with its affiliates. Although the Company intends that the terms of any such future transactions and agreements will be at least as favorable to the Company as could be obtained from unaffiliated third parties, there can be no assurance that this will be the case. Any such future transactions that are material to the Company will be approved by a majority of the Company's independent directors.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of December 31, 1997, regarding beneficial ownership of the Common Stock and the percentage of total voting power held by (i) each stockholder who is known by the Company to own more than five percent of the outstanding Common Stock, (ii) each director,
(iii) each Named Executive Officer and (iv) all directors and executive officers as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

                                                                  NUMBER OF SHARES
                                                                   OF COMMON STOCK        PERCENT OF CLASS
NAME OF HOLDER                                                   BENEFICIALLY OWNED      BENEFICIALLY OWNED
--------------                                                   ------------------      ------------------
Erin Mills Stockholders(1).................................               9,833,206                  39.5%
7501 Keele Street
Suite 500
Concord, Ontario L4K1YZ, Canada

Southwestern Bell Wireless Holdings, Inc. (2)..............               6,600,000                  21.0%
17330 Preston Road
Suite 100A
Dallas, Texas 75252

Carlyle Stockholders (3)...................................               2,723,468                  10.9%
1001 Pennsylvania Avenue, N.W.
Suite 220 South
Washington, D.C. 20004-2505

The Clipper Stockholders (4)...............................               1,336,016                   5.4%
Tower 49
12 East 49th Street
New York, New York 10017

William C. Kennedy, Jr. (5)................................               2,622,796                  10.3%

William C. Saunders (6)....................................               1,485,493                   5.8%

Gerry C. Quinn (7).........................................                   -                         -

Stephen Greaves (7)........................................                   -                         -

Terry S. Parker (8)........................................                   3,798                      *

Gordon D. Quick (9)........................................                 129,044                      *

William H. McCausland (10).................................                  18,000                      *

Jeffrey G. Wisocki (11)....................................               39,579.20                      *

All directors and executive officers as a group
        (16 persons) (12)..................................            4,479,788.80                  16.9%

-----------
*        Less than 1%

(1) Represents (i) 9,061,310 shares of Common Stock owned of record by Erin Mills International Investment Corporation, (ii) 527,680 shares owned of record by The Erin Mills Development Corporation, and (iii) 244,216 shares owned of record by The Erin Mills Investment Corporation. This beneficial ownership information is based on the most recent Schedule 13D filed with the Securities and Exchange Commission (the "Commission") by the beneficial owners named above.

(2) Represents (i) 1,600,000 shares of Common Stock issuable to SBW upon the conversion of shares of Series D Preferred Stock and (ii) 5,000,000 shares of Common Stock issuable to SBW upon the exercise of the Warrants. SBW may be deemed to share voting and dispositive power with respect to the foregoing shares of Common Stock with SBC. Information regarding beneficial ownership of shares of Common Stock by SBW and SBC is based on the most recent Schedule 13D filed with the Commission by the beneficial owners named above.

(3) Represents (i) 2,222,799 shares owned of record by Carlyle-HighwayMaster Investors, L.P., (ii) 209,354 shares owned of record by Carlyle-HighwayMaster Investors II, L.P. and (iii) 291,315 shares of record owned by TC Group, L.L.C. Carlyle-HighwayMaster Investors, L.P., TC Group, L.L.C. and TCG Holdings, L.L.C., the managing member of TC Group, L.L.C., are deemed to share beneficial ownership of the shares owned of record by Carlyle-HighwayMaster Investors, L.P. Carlyle-HighwayMaster Investors II, L.P., TC Group, L.L.C. and TCG Holdings, L.L.C. are deemed to share beneficial ownership of the shares owned of record by Carlyle- HighwayMaster Investors II, L.P. TC Group, Inc., L.L.C., TCG Holdings, L.L.C., and TC Group Investment Holdings, L.L.C., an affiliate of TC Group, L.L.C. and TCG Holdings, L.L.C., are deemed to share beneficial ownership of the shares owned of record by TC Group, L.L.C . This beneficial ownership information is based on the most recent Schedule 13D filed with the Commission by the beneficial owners named above.

(4) Represents (i) 666,322 shares beneficially owned by Clipper/Merban, L.P., (ii) 657,889 shares beneficially owned by Clipper/Merchant Partners, L.P. and (iii) 11,805 shares are beneficially owned by Clipper Capital Associates, L.P. Clipper Capital Associates, L.P. is the sole general partner of Clipper/Merchant Partners, L.P. Pursuant to certain limited partnership agreements between Clipper Capital Associates, L.P., Clipper Curacao Inc. and Clipper/Merban, L.P., Clipper Capital Associates, L.P. is the investment general partner of Clipper/Merban, L.P., with sole investment authority and power to vote or direct the vote. Clipper Capital Associates, Inc. is the sole general partner of Clipper Capital Associates, L.P. This beneficial ownership information is based on the most recent Schedule 13G filed with the Commission by the beneficial owners named above.

(5) Includes 593,478 shares of Common Stock that may be acquired by Mr. Kennedy upon exercise of currently exercisable options granted under the Stock Option Plan.

(6) Includes 593,478 of such shares that may be acquired by Mr. Saunders upon exercise of currently exercisable options granted under the Stock Option Plan.

(7) Messrs. Quinn and Greaves of the Erin Mills Stockholders. Pursuant to an agreement entered into with the Erin Mills Stockholders, Mr. Quinn has a right to acquire up to 3% of the interest in the Company held by such stockholders.

(8)      Represents vested Common Stock Options totaling 3,798 shares.

(9) Includes 129,044 of such shares that may be acquired by Mr. Quick upon exercise of currently exercisable options granted under the Stock Option Plan.

(10) Includes 18,000 of such shares that may be acquired by Mr. McCausland upon exercise of currently exercisable options granted under the Stock Option Plan.

(11) Includes 39,579.20 of such shares that may be acquired by Mr. Wisocki upon exercise of currently exercisable options granted under the Stock Option Plan.

(12) Includes 1,555,345.80 shares subject to options granted under the Stock Option Plan or otherwise that are exercisable within 60 days of December 31, 1997 by a total of 16 directors and executive officers.

         The Company is a party to the Amended Stockholders' Agreement by and among the Carlyle Stockholders, the Clipper Stockholders, the Erin Mills Stockholders, SBC, Willam C. Kennedy, Jr., William C. Saunders, Robert T. Hayes and Robert S. Folsom. The parties to the Amended Stockholders' Agreement have agreed to vote the shares of Common Stock held by them with respect to certain matters as specified therein, and accordingly, may be deemed to beneficially own all the shares of Common Stock subject to the terms of the Amended Stockholders' Agreement. In total 18,397,454 shares of Common Stock, representing 73.89% of the outstanding shares of Common Stock at December 31, 1997, are subject to the Amended Stockholders' Agreement. All of the parties to the Amended Stockholders' Agreement who have filed Schedule 13Ds or Schedule 13Gs with the Securities and Exchange Commission have disclaimed beneficial ownership to any shares of Common Stock held by any other party to the Amended Stockholders' Agreement as a result of such agreement.


COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Commission initial statements of beneficial ownership of securities and subsequent changes in beneficial ownership of the Company. Officers, directors and greater-than-ten-percent stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, its officers, directors and greater-than-ten-percent beneficial owners timely complied with all section 16(a) filing requirements applicable to them with the exception of a brief delay in filing of certain Form 3's of Mr. McCausland, Mr. Westerlage, Mr. Tacke, Mr. Talbert, and Mr. McCormick which were filed within 10 days after the end of the month in which they were designated executive officers of the Company rather than filed within 10 days after the event, as specified in the Exchange Act.


           REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

         The Board of Directors (in this report, the "Board") has prepared its report on 1997 executive compensation as required by rules of the Commission, which provides specific information regarding compensation of the Company's President and Chief Executive Officer and its executive officers as a group.

COMPENSATION POLICIES

         Compensation of the Company's executives is structured in a manner that is intended to be competitive in the marketplace, to recognize personal risks that were inherent in the early start-up phase of the Company and to link compensation to the long-term business objectives of the Company and the enhancement of stockholder value. Certain executives have been retained pursuant to long-term employment contracts which govern their compensation and others are evaluated on an ongoing basis. See "Directors and Executive Officers -- Employment Contracts with Executive Officers." Factors considered in determining an executive's total compensation package include both objective and subjective criteria. Such factors may include improvements in overall corporate or business unit performance, increases in installed customer base, development efforts that result in greater efficiency or competitive advantages to the Company, the level of responsibility, prior experience, satisfaction of individual performance goals and comparable industry compensation levels for an equivalent position.

         Decisions concerning compensation of executive officers with employment contracts have been made by the Board. Those executives whose salaries are not established by employment contract are set by the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer and are subject to review by the Board. A committee of the Board, the Compensation Committee, consisting of William C. Saunders, Gerry C. Quinn, Terry S. Parker and Stephen L. Greaves, has been delegated the task of the discussion of strategy and policy matters related to the Stock

Option Plan, although it also reviews other forms of compensation from time to time. A subcommittee of the Compensation Committee, composed of Stephen Greaves and Gerry Quinn, is charged with making awards under the Stock Option Plan and reviewing the future compensation of Terry S. Parker, William C. Kennedy, Jr. and William C. Saunders. Neither of the subcommittee members is an officer or employee of the Company or holds options granted under the Stock Option Plan.


COMPONENTS OF COMPENSATION

         Compensation that the Company offers to executive officers includes base salary, short-term cash incentive compensation in the form of a bonus, if appropriate, and long-term incentive compensation in the form of stock option grants. These elements are addressed separately.

         Base Salaries. Those executives whose salary structures are not established by employment agreements are subject to annual adjustment by the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer and are subject to review by the Board. The review is based on the compensation policies described above. Market competition, inflation and other equity considerations may also be factored into executive salary decisions. Salary increases reflect job changes, promotions, market adjustment reviews and ordinary increases. Executive salary increases in 1997 ranged from 0% to 25%, except for Mr. Kennedy, Mr. Saunders and Mr. Quick, whose 10% increases were subject to employment contracts. See "Directors and Executive Officers - Employment Contracts with Executive Officers."

         Short-term Incentives - Cash Bonuses and Commissions. If the Company's performance warrants the awarding of cash bonuses in a given year, they may be awarded on a company-wide or a case-by-case basis. Bonuses of the Chairman of the Board, the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer are tied to the profitability of the Company under the terms of their employment arrangements with the Company and they did not receive any bonuses in 1997. Mr. McCausland's bonus arrangement is tied to performance and is discretionary. Mr. McCausland, who was responsible for the Company's Network Operations during 1997, and among other things successfully oversaw the Company's Network Switching Center ("NSC") and the transition of all Company customers from the AT&T switching center to the Company's NSC, received the full 1997 discretionary bonus of $30,000 available to him under his employment agreement with the Company plus an additional $5,000. See "Directors and Executive Officers -- Employment Contracts with Executive Officers." Mr. Wisocki and Mr. Talbert, who were responsible for various areas of customer development and sales during 1997, each were rewarded for new and increased business to the Company through their receipt of sales commissions paid in addition to their base salaries. See "Compensation of Certain Executive Officers - Summary Compensation Table".

         Long-term Incentives - Stock Option Grants. Certain executive officers of the Company or its operating subsidiary are selected by the Compensation Committee to receive stock options to purchase shares of Common Stock, which include both incentive stock options and nonqualified stock options pursuant to the terms of the Stock Option Plan. The Compensation Committee administers the Stock Option Plan and has delegated to a subcommittee the power and discretion to determine those officers or other employees to whom options will be granted under the Stock Option Plan and to prescribe the terms and conditions of such options, which need not be identical even for similarly situated employees.

         By issuing long-term incentive options to its executive officers, the Board and its Compensation Committee intend to further the interests of the Company's stockholders by tying a substantial portion of executive compensation to the market value of Common Stock. Further, the Stock Option Plan is designed to support the Company's ability to attract and retain qualified management and other personnel necessary for the success and progress of the Company.

         New options totaling 81,000 shares were granted to executive officers during 1997.

         William C. Saunders, the Company's Chief Executive Officer, is retained by the Company under a long term employment agreement which was executed in February 1994 and extended for a five year term from the date of the

Initial Public Offering in June 1995. See "Directors and Executive Officers -- Employment Contracts with Executive Officers." The contract terms were negotiated and entered into in consideration of certain of the factors mentioned above and are consistent with the overall goals for the Company's executive compensation packages. During 1997, the Board did not reevaluate the terms of this employment contract, but in certain circumstances the Board and subcommittee of the Compensation Committee expect that they would do so in the future.

         Mr. Saunders' base salary was increased from $399,300 to $439,230 during 1997 to reflect the 10% increase per annum specified in his employment contract with the Company. Under Mr. Saunders employment contract, certain short term incentive cash bonuses are tied to the Company's income levels. Since these thresholds were not reached, no corresponding bonus was paid to Mr. Saunders in 1997. Although the Board has the discretion to award other bonuses to Mr. Saunders, none were awarded in 1997.

         Although the Board granted fully-vested long term incentive stock options in 1994 to Mr. Saunders, none were granted in 1997. The relative worth of the stock option grants fluctuates as the Company's stock price fluctuates and thus Mr. Saunders' supplemental long-term compensation is tied to the objective of maximizing stockholder value.


POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

         Section 162(m) of the Code generally limits the U.S. corporate income tax deduction for compensation paid to each executive officer named in the summary compensation table in the proxy statement of a public company to $1 million for each year, unless certain requirements are met. For fiscal 1997, the limitation imposed by Section 162(m) did not apply to the compensation paid to any executive officers. Therefore, the Board has taken no action in response to
Section 162(m). The Board will consider actions to qualify compensation for deduction should it appear that the limits of 162(m) will be exceeded, but will retain the discretion to pay non-deductible compensation if that would be in the best interests of the Company and shareholders under the circumstances.


SUMMARY

         The Board believes that the Company's executive compensation policies and actions provide the Company's executive officers with the appropriate incentives to achieve the Company's short and long-term goals and to enhance stockholder value.

                                         BOARD OF DIRECTORS

                                         Stephen L. Greaves
                                         William C. Kennedy, Jr.
                                         Terry S. Parker
                                         Gerry C. Quinn
                                         William C. Saunders


                                PERFORMANCE GRAPH

         The following graph compares total stockholder returns of the Company since its initial public offering of Common Stock on June 22, 1995 to two indices: the NASDAQ CRSP Total Return Index for the NASDAQ Stock Market, U.S. companies (the "NASDAQ-US Index"), and the NASDAQ CRSP Total Return Index for Telecommunications Stocks (the "NASDAQ-Industry Index"). The total return for the Company's stock and for each index assumes $100 invested on June 22, 1995 in the Company's Common Stock, the NASDAQ-US Index and the NASDAQ-Industry Index, including the reinvestment of dividends, although cash dividends have never been declared on the Company's stock. The Company's Common Stock is traded on the NASDAQ National Market and is a component of both the NASDAQ-US Index and the NASDAQ-Industry Index.

            COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT SINCE
             THE COMPANY'S INITIAL PUBLIC OFFERING ON JUNE 22, 1995

                                    [GRAPH]

                  06/22/95   06/30/95   09/30/95   12/31/95   03/31/96   06/30/96   09/30/96   12/31/96   03/31/97   06/30/97
Nasdaq Telcomm     100.00     103.54     116.67     118.49     124.62     128.56     120.98     121.14     112.59     141.33
Nasdaq US          100.00      99.31     111.27     112.63     117.88     127.50     132.04     138.52     131.02     155.03
HWYM               100.00      77.22      65.82      52.53      30.38      70.89      83.54      91.77      66.46      77.22


                  09/30/97   12/31/97
Nasdaq Telcomm     164.07     178.93
Nasdaq US          181.26     169.99
HWYM                41.14      28.80

         The closing price of the Common Stock on the last trading day of the 1997 fiscal year was $5 11/16 per share. Historical stock price performance is not necessarily indicative of future price performance.


         THE MATERIAL IN THE REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH IS NOT "SOLICITING MATERIAL," IS NOT DEEMED FILED WITH THE COMMISSION AND IS NOT TO BE INCORPORATED BY REFERENCE INTO ANY FILING OF THE COMPANY UNDER THE SECURITIES ACT OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WHETHER MADE BEFORE OR AFTER THE DATE HEREOF AND IRRESPECTIVE OF ANY GENERAL INCORPORATION LANGUAGE IN ANY FILING.

ANNUAL REPORT ON FORM 10-K

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, FILED BY THE COMPANY WITH THE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON REQUESTING A COPY THEREOF IN WRITING AND STATING THAT SUCH PERSON IS A BENEFICIAL HOLDER OF SHARES OF COMMON STOCK OF THE COMPANY ON THE RECORD DATE FOR THE ANNUAL MEETING. REQUESTS AND INQUIRIES SHOULD BE ADDRESSED TO HIGHWAYMASTER COMMUNICATIONS, INC., 16479 DALLAS PARKWAY, SUITE 710, DALLAS, TEXAS 75248.

OTHER MATTERS

         The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                   By Order of the Board of Directors

                                   /s/ WESLEY E. SCHLENKER

                                   WESLEY E. SCHLENKER
                                   Secretary
April 17, 1998

                                     PROXY

                       HIGHWAYMASTER COMMUNICATIONS, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 26, 1998

   THIS PROXY IS SOLICITED ON BEHALF OF HIGHWAYMASTER COMMUNICATIONS, INC.'S
                               BOARD OF DIRECTORS

     The undersigned hereby appoints William C. Saunders and Wesley E. Schlenker, and each of them, proxies for the undersigned with full power of substitution, to vote all shares of HighwayMaster Communications, Inc.'s Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of HighwayMaster Communications, Inc., Dallas, Texas, on Tuesday, May 26, 1998 at 1:30 P.M., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

     PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE, NO BOXES NEED TO BE CHECKED.

----------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK
COMMENT/ADDRESS BOX ON REVERSE SIDE          (CONTINUED AND TO BE SIGNED ON
                                             OTHER SIDE)



                            - FOLD AND DETACH HERE -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.                  PLEASE MARK     [X]
                                                                             YOUR VOTES AS
                                                                             INDICATED IN
                                                                             THIS EXAMPLE


                                                                 WITHHELD
                                                           FOR   FOR ALL                                   FOR   AGAINST   ABSTAIN
Item 1-ELECTION OF DIRECTORS                                                 Item 2-RATIFICATION OF THE
       William C. Kennedy, Jr., William C. Saunders,                                APPOINTMENT OF PRICE   [ ]     [ ]       [ ]
       Stephen L. Greaves, Terry S. Parker, Gerry C. Quinn                          WATERHOUSE LLP AS THE
                                                                                    COMPANY'S INDEPENDENT
WITHHELD FOR ONE OR MORE NOMINEES: (Write that nominee's                            AUDITORS FOR 1998.
name in the space provided below).
                                                                                            I PLAN TO ATTEND THE MEETING     [ ]

                                                                                              COMMENTS/ADDRESS CHANGE
-----------------------------------------------------------                               Please mark this box if you have   [ ]
                                                                                          written comments/address change
-----------------------------------------------------------                                      on the reverse side.

-----------------------------------------------------------                            Receipt is hereby acknowledged of the [ ]
                                                                                   HighwayMaster Communications, Inc. Notice of
                                                                                            Meeting and Proxy Statement.




Signature(s)                                                                                                       Date
            ---------------------------------------------------------------------------------------------               -----------
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                                - FOLD AND DETACH HERE -
